Exhibit 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief Financial Officer
Synergetics Announces New Developments in Iridex Litigation
     O’FALLON, Mo., Oct. 26—Synergetics USA, Inc. (NASDAQ: SURG) announced today that it has filed its first motion for summary judgment in the pending patent infringement lawsuit brought by Iridex Corporation (Nasdaq: IRIX — News; “Iridex”) against Synergetics relating to Iridex’s U.S. Patent No. 5,085,492 (“the ‘492 patent”). Synergetics seeks a summary judgment which is a request made by the defendant (Synergetics) to the court in a civil case which asserts that the plaintiff (Iridex) has raised no genuine issue to be tried based upon their failure to timely bring the claim and asks the judge to rule in favor of the defense. If the Court agrees, the damages and injunctive relief sought by Iridex could be eliminated altogether or significantly reduced.
     Synergetics’ first motion for summary judgment involves the doctrines of laches and estoppel to bar the relief requested by Iridex. Essentially, this law prevents a claimant (Iridex) from sitting on their claims for a long period of time without bringing a lawsuit where such delay prejudices the party being sued (Synergetics) allowing that party to invest its time, money and resources, laying in wait for that company to build the market and, therefore, the resulting damages. Specifically, Iridex has known about Synergetics’ competitive adapter system since 1998 but did not file its lawsuit for over six years. Iridex first threatened infringement in a letter to Synergetics dated February 8, 1999. Synergetics promptly responded on February 26, 1999, refuting the charges and asked Iridex to provide specific information regarding its generalized infringement charge. Iridex did not respond to this letter for almost three years. In 2002, Synergetics filed a declaratory judgment lawsuit against Iridex on this very same topic. In that suit, Synergetics asked the court to declare that its product did not infringe the Iridex patent. The case was dropped when Iridex agreed not to pursue any claim at that time.
     According to Gregg D. Scheller, President and Chief Executive Officer of Synergetics, “Since the 2002 declaratory judgment filing and dismissal, Iridex has engaged in systematic attempts to differentiate our product from theirs, in the eyes of regulatory bodies, consumer journals, and the customer. In fact, up until this lawsuit, Iridex maintained that our product was so different from theirs that it was unsafe and caused damage to their laser. We believe that this significantly weakens Iridex’s infringement case in front of the court.”
     “Based on Iridex’s lack of responsiveness, their lack of desire to fight in 2002, and statements in the marketplace about the differences between our products, I’ve felt that it was unlikely that Iridex would ever sue for patent infringement.”

     Finally, the lawsuit is entering its final phase before trial, which involves the taking of depositions. Last week, Synergetics took the first deposition of Iridex’s sole expert in the case on the issues of infringement and invalidity. In violation of the Federal Rules of Civil Procedure, in an eight hour deposition, Iridex’s counsel objected to 517 of Synergetics’ questions (with more than 1,000 separate objections) and obstructed the fair examination of the witness. Synergetics has temporarily suspended all further depositions until it resolves the situation with either Iridex or the Court, which should occur within the next week.
About Synergetics USA, Inc.
     Synergetics USA, Inc. resulted from the September 2005 combination of Valley Forge Scientific Corp. and Synergetics, Inc., bringing together their respective unique capabilities in bipolar electrosurgical generators and design, and manufacture of microsurgical hand instruments. Synergetics USA, Inc. designs, manufactures and markets medical devices for use primarily in ophthalmic surgery and neurosurgery and for other healthcare applications. Its products are designed and manufactured to support micro or minimally invasive surgical procedures. In addition to its surgical devices and equipment, it designs and manufactures disposable and non-disposable supplies and accessories for use with such devices and equipment. It also manufactures and sells bipolar electrosurgical generators and other generators, based on its DualWave™ technology, and complementary instrumentation and disposable products for use in neurosurgery, spine surgery, pain control and in dental applications. Synergetics sells its products primarily to hospitals, clinics and surgeons in approximately 70 countries.
Forward-Looking Statements
     Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important facts that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These facts, risks and uncertainties are discussed in our Annual Report on Form 10-K for the year ended July 31, 2006, as updated from time to time in our filings with the Securities and Exchange Commission.
Company Contact:
Pamela G. Boone, Executive Vice President & CFO
Phone: (636) 939-5100

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